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Exhibit 10.14(a)

THIS NOTE AND THE SECURITIES REPRESENTED BY THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. NEITHER THIS NOTE, NOR ANY PORTION THEREOF, NOR ANY INTEREST THEREIN, NOR THE SECURITIES UNDERLYING THIS NOTE, MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR (II) AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE LAWS.

UNLESS PERMITTED UNDER THE SECURITIES LAWS, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES REPRESENTED HEREBY OR ISSUABLE UPON CONVERSION THEREOF BEFORE THE EARLIER OF (I) THE DATE THAT IS 12 MONTHS AND A DAY AFTER THE DATE THE ISSUER FIRST BECAME A REPORTING ISSUER IN ANY OF ALBERTA, BRITISH COLUMBIA, MANITOBA, NOVA SCOTIA, ONTARIO, QUEBEC AND SASKATCHEWAN, IF THE ISSUER IS A SEDAR FILER; AND (II) THE DATE THAT IS 12 MONTHS AND A DAY AFTER THE LATER OF (A) THE DISTRIBUTION DATE, AND (B) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN THE LOCAL JURISDICTION OF THE PURCHASER OF THE SECURITIES THAT ARE THE SUBJECT OF THE TRADE.

5% SECURED CONVERTIBLE NOTE DUE JANUARY 7, 2010

US$30,000,000	Date of Issuance: January 7, 2003

        FOR VALUE RECEIVED, MDS Proteomics Inc., a company governed by the laws of Canada (the "Company"), hereby promises to pay to the order of Cephalon, Inc., a Delaware corporation, or its successors or assigns ("Cephalon"), the principal amount of Thirty Million United States Dollars (US$30,000,000) on January 7, 2010 (the "Maturity Date"), together with interest as set forth below, unless this Note is converted or otherwise becomes due on an earlier date in accordance with the terms hereof. Interest shall accrue during the term of this Note and be payable annually on the anniversary of the date of issuance (and on the date of conversion, if converted) (an "Interest Payment Date") at the rate of five percent (5%) per annum (computed on the basis of a 365-day year and the actual number of days elapsed) ("Interest Rate"). The Company acknowledges that the rate of interest applicable to the Principal Amount (as herein defined) is computed on the basis of a year of 365 days and paid for the actual number of days elapsed. For purposes of the Interest Act (Canada), such rate, expressed as an annual rate, is calculated as (i) five percent, (ii) multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, and (iii) divided by 365.

        The recording by Cephalon in its accounts of the Principal Amount, Deferred Interest (as defined), accrued interest and repayments shall, in the absence of manifest mathematical error, be prima facia evidence of the same; provided that the failure of Cephalon to record the same shall not affect the obligations of the Company to pay such amounts to Cephalon. Except as otherwise provided herein, the principal and interest of this Note shall be payable by wire transfer of immediately available funds or by certified check payable to Cephalon at the address of Cephalon as set forth herein or such other address as shall be designated in writing by Cephalon to the Company; provided, however, that notwithstanding the foregoing the Company, at its option and in its sole discretion, by written notice to Cephalon, no later than two business days prior to the date such interest is due, may defer the payment of interest then due on any Interest Payment Date ("Deferred Interest") by electing to deliver additional shares (the "Interest Common Stock") of the Company's Class A Common Shares, (the "Common Stock"), to Cephalon on the date of conversion of this Note (the "Conversion Date") in accordance with Section 4 hereof, which number of Interest Common Stock shares shall be calculated by dividing the aggregate value of any Deferred Interest as of the Conversion Date by the Conversion Price in effect on the Conversion Date. In the event the Note is not converted on or prior to the Maturity Date, or such earlier date as the Principal Amount and all other obligations hereunder become due and payable, any Deferred Interest shall be due and payable to Cephalon on the Maturity Date or such earlier date in accordance with the terms hereof and shall be payable by wire transfer of immediately available funds or by certified check.

        Section 1.    Prepayment.

        (a)    If the Company desires to prepay any amount due hereunder (the "Prepayment Amount") prior to the Maturity Date, then the Company shall provide Cephalon with written notice thereof (the "Prepayment Notice"). For a period of ten (10) days following receipt of the Prepayment Notice, Cephalon shall have the option of converting such Prepayment Amount pursuant to Section 4 hereof. If Cephalon does not elect to convert such Prepayment Amount within the timeframe provided, then the Company shall be permitted to pay the Prepayment Amount, provided that the Company also pays to Cephalon at such time an amount equal to five percent (5%) of such Prepayment Amount. The Prepayment Amount, excluding such five percent payment amount, shall be applied first to costs and expenses due hereunder, then to accrued but unpaid interest, and thereafter to the Principal Amount hereof. The original Principal Amount as reduced from time to time for all Prepayment Amounts, if any, shall be referred to in this Note as the "Principal Amount."

        (b)    If any Change of Control Event (as defined below) occurs within six (6) months following payment of a Prepayment Amount, which, if Cephalon had converted the Prepayment Amount and participated in the Change of Control Event as a shareholder, would have resulted in a larger payment to Cephalon in respect of the Common Stock received on the conversion of the Prepayment Amount as compared to the Prepayment Amount, then the Company shall pay Cephalon on the date the Change of Control Event is consummated, an additional make-whole amount equal to (i) the amount Cephalon would have been entitled to receive had Cephalon converted the Prepayment Amount in accordance with Section 4 hereof as of the date such Change of Control Event was consummated and had Cephalon been required to fully participate in the Change of Control Event, less (ii) the Prepayment Amount. The term "Change of Control Event" as used herein, shall mean (x) the liquidation, dissolution or winding up of the Company, (y) a sale, lease or transfer of all or substantially all of the assets of the Company, or (z) any consolidation, merger, amalgamation, plan of arrangement or share exchange of the Company in which the holders of the Company's voting capital stock outstanding immediately prior to such consolidation, merger, amalgamation, plan of arrangement or share exchange do not, in the aggregate, hold a majority of the voting capital stock of the surviving or resulting entity outstanding immediately following such consolidation, merger, amalgamation, plan of arrangement or share exchange.

        Section 2.    Secured Note; Ranking.    This Note is the Note referred to in and is executed and delivered in connection with that certain Security Agreement, dated the date hereof, between the Company and Cephalon (as the same may from time to time be amended, supplemented, modified or supplemented or restated, the "Security Agreement"). The full amount of this Note (including, without limitation, all principal, interest and expenses) is secured by the collateral identified and described in the Security Agreement and is guaranteed by certain wholly-owned subsidiaries of the Company (the "Subsidiaries"), pursuant to an Unconditional Guaranty, dated the date hereof (as the same may from time to time be amended, supplemented, modified or supplemented or restated, the "Guaranty"), which Guaranty is secured pursuant to those certain Guarantor Pledge and Security Agreements, dated the date hereof, between Cephalon and certain of the Subsidiaries (as the same may from time to time be amended, supplemented, modified or supplemented or restated, the "Guarantor Security Agreements," together with the Guaranty and the Security Agreement, the "Security Documents"). Additional rights of Cephalon are set forth in the Security Documents.

        Section 3.    Change of Control Event.    Without limiting Cephalon's rights under Section 5(a)(xv):

        (a)    The Company shall deliver to Cephalon, at least fifteen (15) days prior to the consummation of a Change of Control Event, a notice setting forth the date on which such Change of Control Event is expected to become effective and the type and amount of anticipated proceeds per share of capital stock of the Company to be distributed with respect thereto.

        (b)    In the event of an impending Change of Control Event, Cephalon shall have the right to convert the Principal Amount, plus all accrued but unpaid interest thereon (subject to the provisions of Section 4) at any time prior to the consummation of any Change of Control Event.

        Section 4.    Conversion.    Cephalon and the Company shall have conversion rights as follows (the "Conversion Rights"):

        (a)    Optional Conversion.    The Principal Amount (plus all accrued and unpaid interest thereon including, as applicable, all Deferred Interest) shall be convertible, in whole or in part, at the option of Cephalon, at any time after the Date of Issuance but prior to 5:00 p.m. EST on the Maturity Date, at the office of the Company, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the sum of the Principal Amount being converted (plus all accrued and unpaid interest thereon including, as applicable, all Deferred Interest), by the Conversion Price (as defined herein) then in effect. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the later of the date on which such Note shall have been surrendered or the Conversion Notice shall have been received. At the effective time of conversion, Cephalon's rights as a holder of the Note to the extent converted shall cease and Cephalon shall be deemed to have become holder of the Converted Shares. The "Conversion Price" shall initially be US$22.00 per share of Common Stock; provided, however, that such Conversion Price shall be subject to adjustment as provided in Section 4(d) herein.

        (b)    Conversion by Company or Cephalon.    At the option of the Company or Cephalon, the Principal Amount (plus all accrued and unpaid interest thereon including, as applicable, all Deferred Interest) shall be convertible into shares of Common Stock at the Conversion Price then in effect upon the earlier of (i) the closing of the Company's sale of its Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended, or qualified for distribution under Canadian Securities Laws (as herein defined) with aggregate proceeds (before deducting underwriting discounts, expenses and commissions) of at least US$50,000,000 (a "Qualified Public Offering") or (ii) the date of the consent of two-thirds of the holders of such Principal Amount to such conversion. At the effective time of conversion, Cephalon's rights as a holder of the Note to the extent converted shall cease and Cephalon shall be deemed to have become holder of the Converted Shares. "Canadian Securities Laws" shall mean all applicable Canadian securities laws, the respective regulations, rules, instruments and orders made thereunder, and all applicable policies and notices issued by the securities regulatory authorities in each of the Provinces and Territories in Canada.

        (c)    Mechanics of Conversion.    Each conversion of Principal Amount into Common Stock of the Company, including conversion by Cephalon pursuant to Section 4(b) hereof, shall be effected by the surrender of the original Note at the principal office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to Cephalon) at any time during its usual business hours, by delivery of a letter by Cephalon substantially in the form set forth on Schedule A hereto and as provided by Section 4(m) hereof, and, if the conversion is pursuant to Section 4(a) hereof, by delivery of written notice (a "Conversion Notice") by Cephalon (i) stating that Cephalon desires to convert all or a portion of the Principal Amount (plus any accrued and unpaid interest applicable thereto including, as applicable, any Deferred Interest applicable thereto) evidenced by the Note into shares of Common Stock of the Company (the "Converted Shares"), and (ii) giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the Converted Shares shall be issued, and instructions for the delivery thereof. Upon receipt of the Conversion Notice (as applicable), together with the original Note, the Company shall be obligated to, and shall, issue and deliver in accordance with such instructions the certificate(s) evidencing the Converted Shares issuable upon such conversion. If a portion of the Principal Amount is not converted, each Conversion Notice shall form part of the records of Cephalon as to the Principal Amount outstanding from time to time. If at the time of any transfer, assignment or conversion of the Note, there remain trading restrictions on the Note or any Converted Shares under any applicable laws, the Company may, upon the advice of counsel, endorse any certificates representing the Note or such Converted Shares to such effect.

        (d)    Adjustments to Conversion Price for Certain Diluting Issues.

          (i)    Special Definitions.    For purposes of this Section 4(d), the following definitions shall apply:

            (1)    "Options" shall mean rights, options, subscriptions, calls, puts, commitments, agreements or warrants (including special warrants) to subscribe for, purchase or otherwise acquire shares of Common Stock.

            (2)    "Convertible Securities" shall mean any Options, evidence of indebtedness, shares (other than shares of Common Stock) or other securities convertible into or exchangeable for shares of Common Stock.

            (3)    "Additional Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Company, other than:

              (A)    Common Stock or Options issued after the Date of Issuance to officers, employees, consultants, advisors or directors of the Company (and any Common Stock issued upon exercise of any such Options), pursuant to any stock option or stock purchase agreement, plan or other compensatory arrangement approved by the Board of Directors of the Company;

              (B)    Common Stock issued after the Date of Issuance as a stock dividend or distribution, or upon any subdivision or combination of shares of Common Stock; and

              (C)    Common Stock issued after the Date of Issuance upon conversion or exercise of any Convertible Securities of the Company outstanding on the date hereof.

          (ii)    No Adjustment of Conversion Price.    No adjustment in the applicable Conversion Price shall be made in respect of the issuance of Additional Common Stock unless the consideration per share (determined pursuant to Section 4(d)(v)) for an Additional Common Share issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

          (iii)    Deemed Issue of Additional Common Stock.    In the event the Company at any time or from time to time after the Date of Issuance shall issue any Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Stock, subject to the limitations of Section 4(d)(i)(3)(A) though (F), issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v)) of such Additional Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Common Stock are deemed to be issued:

            (1)    no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

            (2)    if such Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

            (3)    Upon the expiration of any Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

              (A)    in the case of Convertible Securities or Options for shares of Common Stock, the only Additional Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

              (B)    in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Section 4(d)(v)(2)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

            (4)    no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (a) such Conversion Price on the original adjustment date, or (b) such Conversion Price that would have resulted from any issuance of Additional Common Stock between the original adjustment date and such readjustment date; and

            (5)    in the case of any Options which expire by their terms not more than 90 days after the date of issue thereof, no adjustment of a Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

          (iv)    Adjustment of Conversion Price Upon Issuance of Additional Common Stock.    In the event the Company at any time after the Date of Issuance shall issue Additional Common Stock (including Additional Common Stock deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than US$22.00, then and in such event the Conversion Price shall be reduced, concurrently with such issue, to equal the price per share paid for such Additional Common Stock.

          (v)    Determination of Consideration.    For purposes of this Section 4(d), the consideration received by the Company for the issue of any Additional Common Stock shall be computed as follows:

            (1)    Cash and Property.    Such consideration shall:

              (A)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

              (B)    insofar as it consists of property other than cash, including securities other than the Common Stock, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

              (C)    in the event Additional Common Stock is issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

            (2)    Convertible Securities.    The consideration per share received by the Company for Additional Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Convertible Securities shall be determined by dividing:

              (A)    the total amount received or receivable by the Company as consideration for the issue of such Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise, conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

              (B)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise, conversion or exchange of such Convertible Securities.

        (e)    Conversion Price Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.

          (i)    In the event the Company should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Common Stock ("Common Share Equivalents"), without payment of any consideration by such holder for the additional Common Stock or the Common Share Equivalents (including the additional Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion shall be increased in proportion to such increase of outstanding Common Stock and shares issuable with respect to Common Share Equivalents.

          (ii)    If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or consolidation of the outstanding Common Stock, then, following the record date of such combination or consolidation, the applicable Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion shall be decreased in proportion to such decrease of outstanding Common Stock.

        (f)    Recapitalization.    If at any time or from time to time there shall be a recapitalization of the shares of Common Stock (other than a subdivision, combination, consolidation or merger, amalgamation, plan of arrangement or sale of assets transaction provided for elsewhere in Section 2 or in this Section 4), provision shall be made so that Cephalon shall thereafter be entitled to receive upon conversion of all or a portion of the Principal Amount the number of shares of stock or other securities or property of the Company to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. However, in no event may the Company undertake such recapitalization if to do so would entitle Cephalon to receive on the exercise of its right to convert the Note any property that is not a "prescribed security" as defined in Regulation 6208(1) of the Income Tax Act (Canada). In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of Cephalon after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of any Principal Amount) shall be applicable after that event as nearly equivalent as may be practicable.

        (g)    No Impairment.    The Company will not, by further amendment of its constating documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, plan of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of Cephalon against impairment.

        (h)    No Fractional Shares and Certificate as to Adjustments.

          (i)    No fractional shares shall be issued on a conversion. In lieu of any fractional shares, the Company shall pay to Cephalon a cash amount equal to such fraction multiplied by the fair market value of one share of Common Stock on the date of conversion, as determined by the Board of Directors of the Company.

          (ii)    Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to Cephalon a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall at its expense, upon the reasonable written request of Cephalon at any time, furnish or cause to be furnished to such holder a like certificate setting forth (A) such historical adjustment(s) and readjustment(s), (B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of any Principal Amount.

        (i)    Notices of Record Date.    In the event that the Company shall propose at any time to: (1) declare any dividend or distribution upon any class or series of its capital stock, whether in cash, property, stock or other securities, (2) effect any reclassification or recapitalization of its Common Stock outstanding, or (3) merge, amalgamate or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall deliver to Cephalon:

          (A)    at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (2) and (3) above; and

          (ii)    in the case of the matters referred to in clauses (2) and (3) above, written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

        (j)    Reservation of Stock Issuable Upon Conversion.    The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Principal Amount and any accrued but unpaid interest such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Principal Amount; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the Principal Amount, in addition to such other remedies as shall be available to Cephalon, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

        (k)    Notices.

          (i)    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) as follows:

        if to the Company:

        MDS Proteomics Inc.
        251 Attwell Drive
        Toronto, Ontario M9W 7H4
        Telecopier: (416) 649-6359
        Telephone: (416) 644-5100
        Attention: Executive Vice President & Chief Financial Officer

        with a copy to:

        Telecopier: (416) 644-5111
        Telephone: (416) 644-5130
        Attention: Vice President, General Counsel & Secretary

        if to Cephalon or any assignee:

        Cephalon, Inc.
        145 Brandywine Parkway
        West Chester, PA 19380

        Telecopier: (610) 738-6590
        Telephone: (610) 344-0200 Attention: General Counsel

        or to the most current address and fax number set forth on the register of holders of Notes with a copy to:

        Morgan, Lewis & Bockius LLP
        1701 Market Street Philadelphia, PA 19103
        Phone: (215) 963-5000
        Fax: (215) 963-5299
        Attn: Richard A. Silfen, Esq.

          (ii)    Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail, commercial delivery service or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

        (l)    Restrictive Legends on Common Stock.    Upon the original issuance thereof, and until such time as the same is no longer required under applicable securities laws, certificates representing Common Stock issued upon the conversion of the Principal Amount and any accrued but unpaid interest, and all certificates issued in exchange therefor or in substitution thereof, shall bear the restrictive legend set forth at the top of the first page of this Note; provided, that such legend may be removed by delivery to the Company of an opinion of counsel, of recognized standing reasonably satisfactory to the Company, that such legend is no longer required under applicable securities laws.

        (m)    U.S. Securities Law Matters.    The Company shall not issue Common Stock to Cephalon upon the conversion of the Principal Amount, any accrued and unpaid interest and any Deferred Interest unless Cephalon shall have previously signed and delivered to the Company a letter substantially in the form attached hereto as Schedule A.

        (n)    Taxes and Costs.

          (i)    The issuance and delivery of certificates evidencing shares of Common Stock upon conversion of any Principal Amount, any accrued and unpaid interest thereon and any Deferred Interest shall be made without charge to the holders of such shares for any Taxes (as defined) and Other Taxes (as defined) in respect thereof or other cost incurred by the Company in connection with such conversion; provided, however, the Company shall not be required to pay any Taxes and Other Taxes that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of Cephalon. All payments to Cephalon by the Company under or in respect of this Note, whether in the form of cash or Common Stock, shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to as "Taxes") imposed by Canada or the United States of America or any other relevant jurisdiction (or any political subdivision or taxing authority of it), unless such Taxes are required by applicable law to be deducted or withheld. If the Company shall be required by applicable law to deduct or withhold any such Taxes from or in respect of any amount payable under or in respect of this Note (A) the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this Section 4(n)), Cephalon receives a net amount equal to the amount they would have received if no such deduction or withholding had been made, (B) the Company shall make such deductions or withholdings, and (C) the Company shall immediately pay the full amount deducted or withheld to the relevant Governmental Entity (as defined) in accordance with applicable law. For the purposes of this Note, "Government Entity" means (i) any multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

          (ii)    The Company agrees to immediately pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, financial institutions duties, debits taxes or similar levies (all such taxes, charges, duties and levies being referred to as "Other Taxes") which arise from any payment made by the Company under or in respect of this Note whether in the form of cash or Common Stock or from the execution, delivery or registration of, or otherwise with respect to, this Note.

          (iii)    The Company shall indemnify Cephalon for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Company under this Section 4(n)) paid by Cephalon and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes or Other Taxes, whether or not they were correctly or legally asserted. Except for any Taxes or Other Taxes imposed on Cephalon in respect of amounts payable by the Company under this Section 4(n), the Company will not be required to indemnify Cephalon for any Taxes or Other Taxes imposed by reason of Cephalon being connected with Canada, the United States or any relevant jurisdiction otherwise than merely by Cephalon holding the Note. Payment under this indemnification shall be made within 30 days from the date Cephalon makes written demand for it. A certificate as to the amount of such Taxes or Other Taxes submitted to the Company or Cephalon shall be conclusive evidence, absent manifest error, of the amount due from the Company to Cephalon.

          (iv)    If the Company makes an additional payment under Sections 4(n)(i)(A) or 4(n)(iii) (each, a "Tax Indemnity Amount") and Cephalon receives a refund of Taxes, reduction in Taxes, or Tax credit or any refund or payment of interest and penalties in respect thereof (each a "Tax Refund"), then Cephalon shall reimburse the Company such amount that is the proportion of the Tax Refund as Cephalon, acting reasonably, considers allocable to such Tax Indemnity Amount as will leave Cephalon, after the reimbursement, in no better or worse position that it would have been if payment of the Taxes in respect of the Tax Indemnity Amount had not been required. Cephalon shall use its reasonable efforts, having regard to all of Cephalon's dealings giving rise to similar Tax Refunds in relation to the same tax period and to the cost of obtaining the same, to claim any Tax Refund to which it may be entitled in respect of Taxes paid on account of a Tax Indemnity Amount. Nothing contained in this Section 4(n)(iv) shall interfere with the right of Cephalon to arrange its tax affairs in whatever manner it deems fit and, in particular, Cephalon shall be under no obligation to claim a Tax Refund in respect of a Tax Indemnity Amount in priority to any other relief, claims, credits or deductions available to it and under no circumstances shall Cephalon be obligated to disclose to the Company or any other person any information regarding its tax affairs, tax computations or otherwise.

          (v)    At the reasonable written request of Cephalon, the Company shall furnish to Cephalon a certified copy of a receipt evidencing payment of Taxes or Other Taxes made by the Company.

          (vi)    The provisions of this Section 4 shall survive the termination of the Note and the repayment of all amounts due hereunder.

        (o)    Further Assurances.    In the event that this Note is convertible or converted (in full) at any time under Sections 4(a) or 4(b) into more than 18% of the outstanding Common Stock of the Company at any time, upon Cephalon's request, the Company and Cephalon agree to negotiate in good faith reasonable modifications to the terms and conditions of the Note or the execution of such other agreement, including, for example, an irrevocable proxy on such shares of Common Stock in excess of 18%, provided, however, that in no event shall the Company be required to agree to any modification to the Note or agree to enter into any document or agreement that it determines, in its sole and absolute discretion, could have any adverse impact on the Company.

        Section 5.    Defaults.

        (a)    Definitions.    The following events shall each constitute an "Event of Default":

          (i)    if a default occurs in the payment of:

            (a)    any installment of principal payable hereunder whether at the due date thereof or upon the acceleration thereof; or

            (b)    any interest or other amounts payable hereunder or other material obligation with respect to this Note (other than principal), whether at the due date thereof or upon acceleration thereof which has not been cured within ten (10) business days thereafter;

          (ii)    if the Company shall (1) discontinue its business, (2) make or proposes to make any sale of its assets in bulk or any material sale out of the usual course of business, (3) apply for or consent to the appointment of a receiver, administrator, manager, receiver-manager of interim receiver, trustee, custodian or liquidator of it or any of its property, (4) become insolvent or generally not able to pay its debts as they mature, (5) admit in writing its inability to pay its debts as they mature, (6) make a general assignment for the benefit of creditors, (7) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; or (8) take any corporate action to authorize any of the foregoing actions;

          (iii)    there shall be filed against the Company an involuntary petition or proceeding seeking reorganization of the Company or the appointment of a receiver, administrator, manager, receiver-manager of interim receiver, trustee, custodian or liquidator of the Company or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an "Involuntary Petition") and such Involuntary Petition shall not have been dismissed within sixty (60) days after it was filed or a receiver, administrator or receiver-manager, trustee or custodian is appointed for it or any substantial part of its properties and assets;

          (iv)    the Company or any Subsidiary breaches or defaults in the performance of any material covenant or obligation (which by its terms is capable of being cured or remedied by the Company or any Subsidiary) under this Note, the Purchase Agreement or any of the Security Documents or any other Related Document (each as defined in the Security Agreement dated as of the date hereof between the Company and Cephalon) that is not so remedied within ten (10) business days after the date of such breach or default;

          (v)    if any proposal is made or any petition is filed by or against the Company under any law having for its purpose the extension of time for payment, composition or compromise of the liabilities of the Company or other reorganization or arrangement respecting its liabilities or if the Company gives notice of its intention to make or file any such proposal or petition including an application to any court to stay or suspend any proceedings of creditors pending the making or filing of any such proposal or petition;

          (vi)    any representation or warranty made by the Company, MDS Inc., or any Subsidiary under this Note, any Security Document, in any other Related Document or in any certificate, statement or report furnished by the Company to Cephalon, whether in connection with any of the foregoing agreements or otherwise, shall have been false, incorrect or misleading in any material respect when made;

          (vii)    either (1) the occurrence of a breach or default by the Company or any Subsidiary under any lease, loan or other agreement or obligation and such lease, loan or other agreement represents a commitment of an amount in excess of US$300,000, or (2) the entry of a judgment(s) or arbitration award in an amount in excess of US$300,000 shall be rendered against the Company or any Subsidiary that has not been bonded or stayed pending appeal within thirty (30) days of entry or granting;

          (viii)    to the extent not covered by (vii), if an event of default occurs in payment of an amount in excess of US$300,000 or performance of any material obligation in favor of any person from whom the Company or any Subsidiary has borrowed money which would entitle the holder to accelerate repayment of the borrowed money, and such default is not waived in writing or otherwise cured by the Company or any Subsidiary with the time periods so permitted by such holder;

          (ix)    if any act, matter or thing is done toward terminating, or any action or proceeding is launched or taken to terminate, the corporate existence of the Company, whether by winding-up, surrender of charter or otherwise;

          (xi)    if any balance sheet or other financial statement provided by the Company to Cephalon pursuant to the provisions hereof or otherwise is false or misleading in any material respect as of the date of or periods covered by such financial statement;

          (xii)    if any action is taken or power or right be exercised by any governmental body which may have a material adverse affect on the Company, its business or operations, its properties or its prospects;

          (xiii)    if Abgenix, Inc. ("Abgenix") delivers to the Company a valid "Rescission Notice," as that term is defined in Section 7.2(a) of the Special Warrant Purchase Agreement dated June 28, 2001 between Abgenix and the Company (the "Abgenix Agreement"); provided, however, that such event shall not be an Event of Default if either: (A) MDS Inc. agrees to indemnify and hold harmless Cephalon against any direct losses, claims, damages, liabilities, cost or expense suffered or incurred by Cephalon arising out of or based on the right of rescission exercised by Abgenix pursuant to Section 7.2 of the Abgenix Agreement (the "Rescission Right") and MDS Inc. executes and delivers to Cephalon a letter agreement to that effect (the "Indemnity Agreement") by no later than ten (10) days after the date that the Company receives the Rescission Notice from Abgenix, (B) the Rescission Right is terminated in accordance with the provisions of the Abgenix Agreement and the Company delivers all such documentation to Cephalon evidencing this termination or (C) the Rescission Right terminates as a result of the expiration of the applicable statute of limitations and the Company delivers to Cephalon a legal opinion to that effect from a nationally recognized United States law firm in form and substance satisfactory to Cephalon, acting reasonably; provided, further, however, that the Company herein covenants to and agrees with Cephalon to: (i) immediately notify Cephalon of the delivery of any "Rescission Notice" from Abgenix and (ii) use its reasonable efforts to solicit from MDS Inc. the Indemnity Agreement if, by the date that is three (3) months following the original issuance date of this Note, the Company has not secured the termination of the Rescission Right in accordance with the provisions of the Abgenix Agreement.

          (xiv)    if any event occurs with respect to any Subsidiary which, if a like event had occurred with respect to the Company, would have constituted an Event of Default; or

          (xv)    the occurrence of a Change of Control Event,

then, upon each and every such Event of Default and at any time thereafter during the continuance of such Event of Default, at the election of Cephalon, all unpaid principal, accrued interest and other amounts owing hereunder and any and all other indebtedness of the Company to Cephalon shall immediately become due and payable without presentment, demand, or protest, all of which are hereby expressly waived, anything contained herein or in the Note or other evidence of such indebtedness to the contrary notwithstanding (except in the case of an Event of Default under clauses (ii) or (iii) of this Section 5(a), in which event such indebtedness shall automatically become due and payable).

        (b)    Remedies on Default.    In case any one or more Events of Default shall occur and be continuing and acceleration of the Note or any other indebtedness of the Company to Cephalon shall have occurred, Cephalon may, inter alia, (i) proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by law, and (ii) exercise any and all rights and remedies it may have under any of the Security Documents or under applicable law. No right conferred upon Cephalon hereby or by the Note shall be exclusive of any other right referred to herein or therein or available at law, in equity, by statute or otherwise.

        Section 6.    Defenses.    The obligations of the Company under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note and (in the case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Company will deliver a new Note of like tenor in lieu of this Note. Any Note delivered in accordance with the provisions of this Section 6 shall be dated as of the date of this Note.

        Section 7.    Extension of Maturity.    Should the principal of or interest on this Note become due and payable on other than a business day, the Maturity Date thereof shall be extended to the next succeeding business day, and, in the case of principal, interest shall be payable thereon at the rate per annum herein specified during such extension.

        Section 8.    Attorneys' and Collection Fees.    The Company agrees to pay, in addition to principal and interest due and payable hereon, all reasonable costs of collection, including reasonable attorneys' fees and expenses, incurred by Cephalon in collecting or enforcing this Note.

        Section 9.    Waivers.

        (a)    Waivers by the Company.    The Company hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note.

        (b)    Actions of Cephalon not a Waiver.    No waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by Cephalon and then only to the extent set forth therein.

        Section 10.    Amendments and Waivers.    No provision of this Note may be amended or waived without the express written consent of both the Company and Cephalon.

        Section 11.    Severability.    If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        Section 12.    Governing Law.    The construction, validity and interpretation of this Note will be governed by the laws of the Province of Ontario. The parties hereto consent to the non-exclusive personal and subject matter jurisdiction and venue of the courts of the Province of Ontario with respect to any claim relating to this Note.

        Section 13.    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Note. The Note evidenced hereby and any Common Stock issued upon the conversion hereof may only be transferred in accordance with applicable securities laws, the rules of any stock exchanges on which the securities of the Company become listed and in compliance with the reasonable requirements of the Company, including the execution of a suitable transfer form and the payment of all stamp taxes or governmental or other like charges arising by reason of such transfer, and, subject thereto, may be transferred on the register maintained by the Company by the holder hereof or the holder's legal representative or attorney duly appointed by an instrument in writing in form and execution satisfactory to the Company. Notwithstanding anything in this Note, the Company shall not be required to register a transfer if it has, based on the opinion of counsel, reasonable grounds for believing such transfer would not be in accordance with all applicable laws.

        Section 14.    WAIVER OF JURY TRIAL.    THE COMPANY AND CEPHALON HEREBY WAIVE ANY RIGHT THAT EITHER OF THEM MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATED IN ANY WAY TO THIS NOTE, THE NOTE PURCHASE AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH.

        Section 15.    Further Assurances.    From time to time after the date hereof, each party shall, at the request of any other party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to carry out the intent of this Note.

        Section 16.    Authorship.    The parties hereto agree that the terms and language of this Note were the results of negotiations between the parties and, as a result, there shall be no presumption that any ambiguity in this Note shall be resolved against either party.

        Section 17.    Time.    Time is of the essence with respect to this Note.

        Section 18.    Currency.    All references in this Note to dollars, unless otherwise specifically indicated, are expressed in United States dollars.

        Section 19.    No Recourse Against Others.    No director, officer, employee or shareholder, as such, of the Company shall have any liability for any obligations of the Company under the Note or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting this Note, Cephalon shall waive and release all such liability and such waiver and release shall be part of the consideration for the issue of the Note.

[SIGNATURE ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its duly authorized officer as of the date of issuance first written above.

MDS PROTEOMICS INC.
By:	/s/ ANIL AMLANI Name: Anil Amlani Title: Executive Vice President & Chief Financial Officer
By:	/s/ DAVID T. PATTERSON Name: David T. Patterson Title: Vice President, General Counsel & Secretary

SCHEDULE "A"

Form of Letter to be Delivered by
Cephalon upon Conversion of Note

MDS Proteomics Inc.
251 Attwell Drive
Toronto, Ontario M9W 7H4

Dear Sirs:

        We are delivering this letter in connection with the issuance of Class A Common Shares (the "Shares") of MDS Proteomics Inc. (the "Company"), a corporation existing under the laws of Canada, upon the conversion of a 5% Secured Convertible Note Due January    •    , 2010 issued under the Note Purchase Agreement, dated January     •    , 2003, between the Company and Cephalon, Inc.

        We hereby confirm that:

          (a)  we are an institutional "accredited investor" within the meaning of Rule 501 (a)(1),(2),(3) or (7) of Regulation D under the United States Securities Act of 1933 (the "U.S. Securities Act");

          (b)  we are acquiring the Shares for our own account;

          (c)  we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of acquiring the Shares;

          (d)  we are not acquiring the Shares with a view to distribution thereof or with any present intention of offering or selling any of the Shares, except (A) to the Company, (B) outside the United States in accordance with Rule 904 under the U.S. Securities Act or (C) inside the United States in accordance with Rule 144 under the U.S. Securities Act, if applicable, and in compliance with applicable state securities laws;

          (e)  we acknowledge that we have had access to such financial and other information as we deem necessary in connection with our decision to acquire the Shares; and

          (f)    we acknowledge that we are not acquiring the Shares as a result of any general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

        We understand that the Shares are being acquired in a transaction not involving any public offering within the United States within the meaning of U.S. Securities Act and that the Shares have not been registered under the U.S. Securities Act. We further understand that any Shares acquired by us will be in the form of definitive physical certificates and that such certificates will bear a legend reflecting the substance of paragraph (d) above.

        We acknowledge that you will rely upon our confirmations, acknowledgements and agreements set forth herein, and we agree to notify you promptly in writing if any of our representations or warranties herein ceases to be accurate or complete.

CEPHALON, INC.
By:
Name: Title:

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Form of Letter to be Delivered by Cephalon upon Conversion of Note